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                                                                    Exhibit 99.1


                                               For further information contact:
                                                    Jay S. Gould (614) 248-0189
                                              Jacqueline R. Spak (614) 248-1280
                                                 John A. Russell (614) 248-5989

FOR RELEASE: July 15, 1997


          BANC ONE COMPLETES SUCCESSFUL QUARTER WITH MAJOR INITIATIVES ACCOMPLISHED AND CONFIRMS STRONG GROWTH AND FAVORABLE CREDIT
                  QUALITY TRENDS AT RECENTLY ACQUIRED FIRST USA

                            -----------------------

BANC ONE CORPORATION, Columbus, Ohio (NYSE:ONE) completed one of its most successful quarters ever as major initiatives under way during the year came to fruition. During the second quarter, BANC ONE completed the acquisition of Liberty Bancorp, Inc. in Oklahoma, a purchase transaction and First USA, Inc., a pooling of interests transaction with prior period results being restated. Integration efforts with First USA were significantly accomplished as First USA assumed responsibility for a unified BANC ONE/First USA card company which is now the third largest in the United States. In addition, plans were finalized for the rationalization of the BANC ONE retail delivery system and the three major rating agencies affirmed BANC ONE's ratings.

One time charges associated with these activities were identified and taken during the quarter. John B. McCoy, Chairman and Chief Executive Officer of BANC ONE, noted that the overall running rates of First USA and BANC ONE, after these charges and previously announced accounting adjustments, are generally consistent with the projections made earlier this year when the planned acquisition of First USA was announced. McCoy also expressed satisfaction with the demonstrated positive credit quality trends at First USA and the current indications that the former BANC ONE card portfolios are following similar trends although somewhat lagging First USA's timeline. BANC ONE's consumer indirect loan portfolio showed marked improvement over the prior quarter with a decrease in net credit losses of 43 basis points to 1.58 percent from 2.01 percent.

In commenting upon the rating agency actions, McCoy said, "We are gratified to have our ratings affirmed after such a significant acquisition and to remain as one of only eight bank holding companies with a "Aa3" rating or better from Moody's and one of only five with a rating of "AA-" or higher from Standard & Poor's of the top twenty-five banking organizations in the country."

Excluding the $467 million pretax impact of these one-time charges, as well as the impact of the previously announced accounting adjustment by First USA related to the recognition of securitization gains, earnings for the current quarter were $391.6 million or $0.67 per common share compared with $395.2 million or $0.66 per common share in the 1996 second quarter. On this same basis, earnings for the first six months of 1997 were $826.5 million or $1.40 per


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common share compared with $818.0 million or $1.35 per common share for the same year-ago period.

Actual net income for the second quarter, including the special one time charges and accounting adjustments, was $16 million or $.02 per common share compared with second quarter 1996 net income of $395 million or $.66 per share. Actual net income for the first half was $398 million or $.67 per common share.

Managed total assets at the end of the first half for BANC ONE totaled $140.7 billion.

First USA achieved exceptional managed loan growth during the quarter ended June 30, 1997 of $1.7 billion or 30 percent annualized, the strongest non-December quarterly loan growth in the history of the company. Total managed loans at quarter-end were $24.6 billion. The company also opened a record 1.8 million new accounts during the quarter increasing total Cardmembers to 17.8 million. Asset quality trends were favorable as the 30 day delinquency rate on the managed portfolio declined to 4.08 percent at June 30, 1997 from 4.62 percent at March 31, 1997. Regarding performance of First USA's $21 billion Credit Card Master Trust, as previously reported June represented the eighth consecutive month of declining delinquencies and the net charge-off ratio declined from 6.43 percent in May to 5.70 percent in June.

The second quarter special one-time expenses referred to above included $467 million in expenses which relate to the actions taken by BANC ONE during the quarter. The most significant element of this overall charge was the one-time charge associated with the First USA acquisition, with the bulk of the remainder being associated with the implementation of the BANC ONE retail delivery system initiative.

The most significant element of the First USA-related charge was an increase to the provision for credit losses of approximately $130 million as certain "held for sale" assets were reclassified to loans and more conservative charge-off standards were adopted by First USA to align with existing BANC ONE policies.

BANC ONE and First USA noted that the integration of the two credit card organizations is proceeding rapidly and smoothly. All merger-related management reassignments are complete and First USA credit practices have been installed within the BANC ONE credit card operation.

First USA has already completed two major platinum card mailings to Bank One customers and prospects under the Bank One name. All systems-related decisions have been made and the conversion of BANC ONE's credit card operations to First Data Resources is scheduled for February 1998 but could be completed as early as November 1997.

The 1997 second quarter core net interest margin of the combined companies was
5.41 percent, an increase from 5.33 percent in the year-ago quarter. Growth in net interest margin resulted from loan growth and a higher yielding asset mix.


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Second quarter 1997 average loan and lease balances on a managed basis totaled
$107 billion, an annualized increase of 8.8 percent from $104 billion average in the first quarter of 1997. Managed loans include the total of on-balance sheet loans, loans sold with servicing retained excluding mortgages securitized and serviced in the normal course of business, and loans held for sale.

Noninterest income in the 1997 second quarter totaled $831 million, up 8 percent from the prior year and $23 million from the 1997 first quarter which included particularly strong venture capital gains.

Second quarter 1997 operating expenses, excluding $337 million of restructuring charges, totaled $1.387 billion, a $78 million increase from the first quarter of 1997 primarily associated with stepped-up First USA business development activities.

Nonperforming assets totaled $450 million at June 30, 1997 compared with $434 million at the end of the first quarter and represented only .53 percent of period-end loans and leases. Loan loss reserves were increased from 1.55 percent of loans and leases at March 31, 1997, to 1.62 percent at June 30, 1997.

BANC ONE CORPORATION had managed total assets of $140.7 billion and common equity of $9.7 billion at June 30, 1997. BANC ONE currently operates approximately 1,500 offices in 12 states. BANC ONE owns First USA, a financial services company specializing in the credit card business and is currently the third largest among domestic Visa and MasterCard issuers. BANC ONE also owns several additional corporations that engage in a full range of financial services. Information about BANC ONE's financial results and its products and services can be accessed on the Internet at:
http://www.bankone.com and through InvestQuest at http://www.investquest.com or Fax-on-demand:(614) 844-3860

First USA maintains a site on the World Wide Web at http://www.firstusa.com.